UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2016

Mistras Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001- 34481	22-3341267
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

195 Clarksville Road	08550
Princeton Junction, New Jersey	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (609) 716-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 19, 2016, Mistras Group, Inc. (the “Company”) entered into a joint stipulation for settlement and release to settle the class action case pending in U.S. District Court for the Northern District of California, Viceral and Kruger v. Mistras Group, Inc. The case involves claims related to California and Federal wage and hour and other labor laws. The Company agreed to pay $6 million to resolve the allegations and will be responsible for the employer portion of payroll taxes on the amount of the settlement allocated to wages. The settlement is subject to court approval. The settlement will cover claims dating back to April 2011 in some cases, through the date the settlement receives final approval.
Item 2.02. Results of Operations and Financial Condition.

On July 20, 2016, the Company issued a press release disclosing certain financial information for the Company’s fourth fiscal quarter and fiscal year which ended May 31, 2016. The press release containing this information and information regarding the matter described in Item 1.01 and 8.01 is “furnished” with this report as Exhibit 99.1.

Item 8.01. Other Events.
On July 19, 2016, Mistras Group, Inc. (the “Company”) reached a settlement of the class action case pending in U.S. District Court for the Northern District of California, Viceral and Kruger v. Mistras Group, Inc., involving claims related to California and Federal wage and hour and other labor laws. The settlement is subject to court approval. The Company will take a pre-tax charge of approximately $6.3 million, or $0.13 per diluted share net of tax, in the fourth quarter of the fiscal year that ended on May 31, 2016. A press release announcing the settlement and other information covered by Item 2.02 is “furnished” with this report as Exhibit 99.1.
Item 9.01. Financial Statement and Exhibits.

(d) Exhibits

99.1	Press release issued by Mistras Group, Inc. on July 20, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISTRAS GROUP, INC.

Date: July 20, 2016	By:	/s/ Michael C. Keefe
		Name:	Michael C. Keefe
		Title:	Executive Vice President, General Counsel and Secretary

Exhibit No.	Description
99.1	Press release issued by Mistras Group, Inc. on July 20, 2016